Exhibit 99

Corn Products International, Inc.

Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
10/27/09 – 0530 EDT	John Barry, (708) 551-2592 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL REPORTS 2009 THIRD QUARTER RESULTS OF $0.70 PER SHARE;

NARROWS FULL-YEAR EPS GUIDANCE TO RANGE OF $1.80 TO $2.00,

EXCLUDING PREVIOUSLY REPORTED IMPAIRMENT AND RESTRUCTURING CHARGES

WESTCHESTER, Ill. — (BUSINESS WIRE) — October 27, 2009 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported net income of $53 million, or $0.70 per diluted common share, for the third quarter of 2009, versus the record-setting net income and earnings per diluted common share of $88 million and $1.15, respectively, for the same period last year.

Third-quarter 2009 results were negatively impacted by higher net corn costs, unfavorable foreign currency translations and softer volumes. The estimated change in earnings per diluted share from lower co-product prices (corn oil, feed, and meal) was a negative $0.21; lower price/margins was negative $0.11; lower other income was a negative $0.09; and weaker foreign currencies and lower volumes were a negative $0.06 and $0.04 respectively. A lower effective tax rate added $0.04, while a change in non-controlling interest and fewer shares outstanding each added $0.01.

Net sales of $971 million in the third quarter of 2009 decreased 10 percent versus $1.08 billion in the prior-year period. The three primary contributors to changes in net sales in the third quarter were a negative $50 million from foreign currency translations; a negative $38 million from price/mix attributable to co-products; and a negative $26 million from lower volumes.

—more—

Gross profit of $153 million in the third quarter of 2009 declined 25 percent versus $204 million a year ago. The gross margin of 15.8 percent compared with 18.8 percent last year. The decline in gross profit is mainly attributable to the higher net corn costs and lower volumes in the North American business. Total Company gross corn costs per ton decreased 5 percent; however, net corn costs per ton increased 12 percent, primarily due to lower corn oil prices.  Energy costs decreased 5 percent versus a year ago.

Operating expenses in the third quarter were $66 million or 6.8 percent of net sales, versus $67 million, or 6.2 percent of net sales, last year.  Other income in the third quarter of 2009 was less than $1 million compared to $11 million last year.  Last year’s other income included a $4 million insurance recovery and a $3 million gain from a land sale.

Operating income for the third quarter of 2009 was $88 million compared to $148 million last year.

Net financing costs in the third quarter of 2009 were $9 million versus $10 million last year, as lower net interest expense more than offset an unfavorable foreign currency swing of $3 million. The third quarter effective tax rate of 31.2 percent was down from 34.9 percent last year, and included an approximately $2 million benefit from discrete items this quarter.  Excluding the impact of the discrete items, the Company estimates that the effective annual tax rate would have been approximately 34 percent.

Diluted weighted average shares outstanding in the third quarter of 2009 declined 1 percent to 75.7 million from 76.3 million in the same quarter last year.

“This quarter’s diluted earnings per common share of $0.70 was our fourth-best quarter ever, trailing only the first three quarters of last year.   We are pleased with the overall results and the improving trend line in certain parts of the world.  South America volumes rebounded nicely, and we saw not only 2009 quarter-over-quarter sequential growth, but growth over third quarter 2008 volumes.  In North America and Asia/Africa, we saw 2009 sequential volume improvement in the third quarter,” said Ilene Gordon, Chairman, President and Chief Executive Officer.

2

Regional Business Segment Performance

Regional results for the quarter ended September 30, 2009 were as follows:

North America

Net sales of $599 million decreased 9 percent from $660 million in 2008. The decline was due to lower volumes of $38 million, negative price/mix of $18 million, and weaker foreign currencies of $5 million. The decline in price/mix was due to co-products, which declined by $34 million compared to the same quarter last year.  Operating income of $61 million fell 42 percent from $105 million last year, primarily due to higher net corn costs and lower volumes. Gross corn costs per ton increased 8 percent versus last year, while net corn costs per ton increased 46 percent, with the latter reflecting the dramatic decline in the price of co-products, principally corn oil. Corn oil in the third quarter of last year averaged 62 cents a pound versus 36 cents a pound in the third quarter of this year, as reported by the Wall Street Journal.

South America

Net sales of $271 million declined 11 percent compared with $305 million a year ago, primarily due to the impact of unfavorable foreign currency translations of $33 million, and unfavorable price/mix of $14 million ($5 million of which was due to lower co-product prices), partially offset by improved volumes of $13 million.  Operating income declined 15 percent to $37 million compared with $44 million in the prior year. Net corn costs were favorable versus last year, helping to mitigate the impact of weaker currencies and lower price/mix on operating income.

Asia/Africa

Net sales of $101 million fell 15 percent versus $119 million last year, primarily due to the unfavorable impact of foreign currency translations of $12 million and lower price/mix of $6 million. Higher co-product prices were positive $2 million versus the same quarter last year.  Gross and net corn costs per ton decreased 12 percent and 15 percent, respectively. Operating income of $4 million declined $6 million versus a year ago.  The decline in operating income reflects the weak pricing environment in South Korea and Southeast Asia and weaker demand in Pakistan, China and Kenya.

3

Balance Sheet and Cash Flow

The Company maintained a healthy balance sheet and solid liquidity as of September 30, 2009. At the end of the third quarter, total debt and cash and cash equivalents were $695 million and $161 million, respectively, versus $866 million and $107 million at year-end 2008.

Cash provided by operating activities for the first nine months of 2009 was $368 million, reflecting a $154 million improvement in working capital.  The Company fulfilled contracts for firm-price business and recovered $121 million from our margin accounts.  Capital expenditures in the first nine months of 2009 were $98 million, while dividends paid were $34 million.

2009 Outlook

“Given how the business performed in the third quarter, we are narrowing our full-year earnings guidance to a range between $1.80 - $2.00 per diluted common share, excluding the after tax impact of impairment and restructuring charges of $1.47 per diluted common share taken in the second quarter of 2009, versus the previous range of $1.70 to $2.10,” said Ilene Gordon.  “The revised range reflects expectations of continued volume weakness in the North American business, weaker demand and pricing pressure in Asia, as well as anticipated favorable trends in currencies and better prices for co-products.  We remain confident in our estimate that cash flow from operations for 2009 will be in the range of $425 million to $525 million, and we expect 2009 capital expenditures to be approximately $150 million.”

“While the global economy is adversely affecting our earnings this year, we are successfully managing through the uncertainty and volatility. Our business model held up well with strong cash flow generation.  We were able to maintain a strong balance sheet and pay down $180 million of debt. We held the dividend rate constant and were still able to provide funding for the capital investment program,” Gordon said.

4

Conference Call and Webcast

Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Ilene Gordon, Chairman, President and Chief Executive Officer, and Cheryl Beebe, Vice President and Chief Financial Officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.

Individuals without Internet access may listen to the live conference call by dialing 719.325.4845. A replay of the audio call will be available through Tuesday, November 10, by calling 719.457.0820 and using passcode 6446801.

About the Company

Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is a leading worldwide producer of dextrose and a major regional producer of starch, high fructose corn syrup and glucose. In 2008, Corn Products International reported net sales and diluted earnings per common share of $3.94 billion and $3.52, respectively, with operations in 15 countries at 33 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.

5

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.” These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of the global economic recession and its impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Forms 10-Q or 8-K.

###

6

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(In millions, except per share amounts)	2009	2008	%	2009	2008	%
Net sales before shipping and handling costs	$1,027.2	$1,155.4	(11)%	$2,873.7	$3,240.0	(11)%
Less: shipping and handling costs	56.6	71.2	(21)%	160.3	196.4	(18)%
Net sales	$970.6	$1,084.2	(10)%	$2,713.4	$3,043.6	(11)%
Cost of sales	817.3	880.4	(7)%	2,355.6	2,479.9	(5)%
Gross profit	$153.3	$203.8	(25)%	$357.8	$563.7	(37)%

Operating expenses	65.9	66.8	(1)%	181.6	207.8	(13)%
Other (income), net	(0.4)	(10.8)		(2.5)	(14.4)
Impairment / restructuring charges	—	—		125.0	—
Operating income	$87.8	$147.8	(41)%	$53.7	$370.3	(85)%
Financing costs, net	9.3	9.6	(3)%	31.4	23.9	31%
Income before income taxes	$78.5	$138.2	(43)%	$22.3	$346.4	(94)%
Provision for income taxes	24.5	48.2		33.0	119.5
Net income (loss)	$54.0	$90.0	(40)%	$(10.7)	$226.9	(105)%
Less: Net income attributable to non-controlling interests (a)	1.2	1.9	(37)%	4.5	6.1	(26)%
Net income (loss) attributable to CPI	$52.8	$88.1	(40)%	$(15.2)	$220.8	(107)%

Earnings (Loss) per Common Share Attributable to CPI Common Shareholders:

Weighted average common shares outstanding:
Basic	74.9	74.7		74.9	74.4
Diluted	75.7	76.3		74.9	76.0

Earnings (loss) per common share of CPI:
Basic	$0.70	$1.18	(41)%	$(0.20)	$2.97	(107)%
Diluted	$0.70	$1.15	(39)%	$(0.20)	$2.90	(107)%

(a)

On January 1, 2009, CPI adopted new accounting and reporting rules related to non-controlling interests in subsidiaries which, among other things, require that minority interests be re-named non-controlling interests and that a company present a consolidated net income measure that includes the amount attributable to such non-controlling interests for all periods presented.

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	September 30, 2009	December 31, 2008
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$161	$107
Accounts receivable – net	557	627
Inventories	401	454
Prepaid expenses	17	10
Deferred income taxes	57	99
Total current assets	1,193	1,297

Property, plant and equipment – net	1,543	1,447
Goodwill and other intangible assets	245	359
Deferred income taxes	4	4
Investments	9	7
Other assets	95	93
Total assets	$3,089	$3,207

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	162	206
Accounts payable and accrued liabilities	551	653
Total current liabilities	713	859

Non-current liabilities	138	152
Long-term debt	533	660
Deferred income taxes	109	105
Redeemable common stock (500,000 shares issued and outstanding at September 30, 2009 and December 31, 2008) stated at redemption value	14	14
Share-based payments subject to redemption	7	11

Equity
CPI shareholders’ equity:
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 74,819,774 shares issued at September 30, 2009 and December 31, 2008	1	1
Additional paid-in capital	1,081	1,086
Less: Treasury stock (common stock; 548,368 and 776,606 shares at September 30, 2009 and December 31, 2008, respectively) at cost	(17)	(29)
Accumulated other comprehensive loss	(385)	(594)
Retained earnings	874	920
Total CPI shareholders’ equity	1,554	1,384
Non-controlling interests (a)	21	22
Total equity	1,575	1,406

Total liabilities and equity	$3,089	$3,207

(a)

On January 1, 2009, CPI adopted new accounting and reporting rules relating to non-controlling interests in subsidiaries which, among other things, requires that minority interests be re-named non-controlling interests and that a company present such non-controlling interests as equity for all periods presented.

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(In millions)	2009	2008

Cash provided by operating activities:
Net income (loss)	$(11)	$227
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write-off of impaired assets	124	—
Depreciation and amortization	95	98
Decrease (increase) in margin accounts	121	(186)
Decrease (increase) in other trade working capital	33	(107)
Other	6	(16)
Cash provided by operating activities	368	16

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(98)	(160)
Other	(4)	3
Cash used for investing activities	(102)	(157)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	(180)	101
Issuances (repurchases) of common stock, net	(1)	10
Dividends paid (including to non-controlling shareholders)	(34)	(31)
Excess tax benefit on share-based compensation	1	3
Cash (used for) provided by financing activities	(214)	83

Effect of foreign exchange rate changes on cash	2	(1)
Increase (decrease) in cash and cash equivalents	54	(59)
Cash and cash equivalents, beginning of period	107	175
Cash and cash equivalents, end of period	$161	$116

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(Dollars in millions)	2009	2008	%	2009	2008	%
Net Sales
North America	$598.3	$660.1	(9)%	$1,714.0	$1,806.4	(5)%
South America	271.0	304.8	(11)%	713.7	874.4	(18)%
Asia/Africa	101.3	119.3	(15)%	285.7	362.8	(21)%
Total	$970.6	$1,084.2	(10)%	$2,713.4	$3,043.6	(11)%

Operating Income
North America	$61.1	$104.9	(42)%	$114.8	$265.7	(57)%
South America	37.3	44.1	(15)%	91.4	112.8	(19)%
Asia/Africa	3.7	10.0	(63)%	11.2	35.6	(69)%
Corporate	(14.3)	(11.2)	28%	(38.7)	(43.8)	(12)%
Sub-total	87.8	147.8	(41)%	178.7	370.3	(52)%
Impairment / restructuring charges	—	—		(125.0)	—
Total	$87.8	$147.8	(41)%	$53.7	$370.3	(85)%

II.  Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended September 30, 2009 and 2008, were $32 million and $55 million, respectively. Capital expenditures for the full year 2009 are estimated to be $150 million.

III.  Non-GAAP Information

The presentation below contains information that is not prepared in accordance with Generally Accepted  Accounting Principles (“GAAP”) and is provided for analytical purposes only.  Management believes that this non-GAAP information (1) provides a more meaningful presentation of the Company’s results for the nine months ended September 30, 2009, and of our guidance with respect to earnings per diluted share for 2009 excluding impairment and restructuring charges incurred in the second quarter of 2009, on a basis consistent with the way in which management evaluates operating performance and (2) provides investors with additional information to assess and facilitate a more clear understanding of our financial results. The information presented should not be used as a substitute for our financial results under GAAP.

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Earnings Per Share (“EPS”)

(Unaudited)

	Nine Months Ended
	September 30, 2009
	(in millions)	EPS
Net (loss) attributable to CPI	$(15.2)	$(0.20)
Add back:
Impairment / restructuring charges, net of income tax benefit of $14.7 million	110.3	1.47
Non-GAAP net income	$95.1	$1.27

Operating income of $53.7 million for the nine months ended September 30, 2009 includes $125 million of impairment and restructuring charges recorded in the second quarter of 2009.  Excluding the $125 million of impairment and restructuring charges, the Company’s operating income on a non-GAAP basis was $178.7 million for the first nine months of 2009.

Corn Products International, Inc. (“CPI”)

Reconciliation of Non-GAAP Earnings Per Share (“EPS”) Guidance for 2009

(Unaudited)

	Prior	Updated
	2009	2009
	Guidance	Guidance
	EPS	EPS
Earnings per share Guidance (GAAP basis), as presented	$0.23 - $0.63	$0.33 - $0.53
Add back:
Impairment and restructuring charges	1.47	1.47
Earnings per share Guidance, as presented	$1.70 - $2.10	$1.80 - $2.00

The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives.  Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”).  Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance.  The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP.  In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies.  Our calculations of the Total Debt to Capitalization Percentage at September 30, 2009 and December 31, 2008 are as follows:

Total Debt to Capitalization Percentage

	September 30,	December 31,
(Dollars in millions)	2009	2008

Short-term debt	$162	$206
Long-term debt	533	660
Total debt (a)	$695	$866

Deferred income tax liabilities	109	105
Redeemable common stock	14	14
Share-based payments subject to redemption	7	11
Total equity	1,575	1,406
Total capital	$1,705	$1,536

Total debt and capital (b)	$2,400	$2,402

Debt to capitalization percentage (a/b)	29.0%	36.1%